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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CSG SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2009

        The annual meeting of stockholders of CSG Systems International, Inc. (the "Company") will be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Tuesday, May 19, 2009, at 8:00 a.m., for the following purposes:

1.
To elect three Class III Directors.

2.
To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2009.

3.
To transact such other business as properly may come before the meeting or any adjournments thereof.

        The Board of Directors fixed the close of business on March 23, 2009, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
Joseph T. Ruble Secretary

April 10, 2009

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 19, 2009

The proxy statement and the Company's Annual Report on Form 10-K are available at www.edocumentview.com/csgs.

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN "STREET NAME", YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 19, 2009

GENERAL INFORMATION

        This Proxy Statement is furnished by the Board of Directors (the "Board") of CSG Systems International, Inc. (the "Company") in connection with the Board's solicitation of proxies for use at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Tuesday, May 19, 2009, at 8:00 a.m., and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained in such proxies; if no choice is specified, the proxies will be voted in favor of the director nominees named in this Proxy Statement and in favor of the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2009. A stockholder may revoke a proxy at any time before it is exercised either by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a properly signed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING INFORMATION

        The Board fixed the close of business on March 23, 2009, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 23, 2009, there were outstanding and entitled to vote at the Annual Meeting 35,110,984 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each share is entitled to one vote.

        The Company will bear all costs of this solicitation of proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, and their appointed agents may solicit proxies in person or by telephone, e-mail, facsimile or other means. The Company will request banks, brokers and other fiduciaries to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse such banks, brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material.

        The Company is first mailing or distributing this Proxy Statement and the accompanying proxy card on or about April 10, 2009, to persons who were stockholders of the Company at the close of business on the record date.

Quorum and Votes Required

        A majority of the shares of Common Stock outstanding on the record date is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting. Assuming that a quorum is present at the Annual Meeting, the three nominees for election as the Class III directors who receive the greatest number of votes cast in the election of directors will be elected as the Class III directors. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2009 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

        Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. The inspector will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions will have no effect in the director election but will have the effect of a "no" vote with respect to other matters voted upon. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter and has not received voting instructions from the beneficial owner as to certain shares of Common Stock, then (unless otherwise required by Delaware law) such shares will not be counted in determining the number of votes required for approval of such matter; however, such "broker non-votes" will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The first table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of February 28, 2009. The second table below sets forth to the Company's knowledge the beneficial ownership of Common Stock by each director and each executive officer of the Company named in the Summary Compensation Table, individually, and by all directors and executive officers of the Company as a group as of February 28, 2009.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, Ltd. Barclays Global Investors Japan Limited 400 Howard Street San Francisco, California 94105	2,606,161	(1)	7.42%
Renaissance Technologies LLC James H. Simons 800 Third Avenue New York, New York 10022	2,718,822	(2)	7.74%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,253,637	(3)	6.41%
Putnam, LLC d/b/a Putnam Investments. Putnam Investment Management, LLC The Putnam Advisory Company, LLC One Post Office Square Boston, MA 02109	2,079,645	(4)	5.92%

(1)
Barclays Global Investors, NA ("Investors"), Barclays Global Fund Advisors ("Advisors"), and Barclays Global Investors, Ltd. ("Limited") filed with the United States Securities and Exchange Commission (the "SEC") on February 5, 2009, a joint Schedule 13G stating that (i) Investors beneficially owns 1,085,954 of these shares, with sole voting power over 952,131 of the shares and sole dispositive power over 1,085,954 of the shares, (ii) Advisors beneficially owns 1,496,935 of these shares with sole voting power over 1,098,624 of the shares and sole dispositive power over 1,496,935 of the shares, and (iii) Limited beneficially owns 23,272 of these shares with sole voting power over 1,000 of the shares and sole dispositive power over 23,272 of the shares.

(2)
Renaissance Technologies LLC ("Renaissance") and James H. Simons ("Simons") filed a joint Schedule 13G with the SEC on February 13, 2009, stating that Renaissance and Simons, as control person of Renaissance, have sole voting power over 2,571,267 of these shares and sole dispositive power over 2,712,922 shares, and shared dispositive power over 5,900 of the shares.

(3)
The Vanguard Group, Inc. ("Vanguard") filed a Schedule 13G with the SEC on February 13, 2009, stating that Vanguard has sole voting power over 42,919 of these shares and sole dispositive power over all 2,253,637 shares.

(4)
Putnam, LLC d/b/a Putnam Investments ("Investments") filed a Schedule 13G with the SEC on February 13, 2009, on behalf of itself and two of its registered investment advisers: Putnam Investment Management, LLC ("Management"), and The Putnam Advisory Company, LLC ("Advisory"), stating that both Management and Advisory have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and Advisory has shared voting power over the shares held by institutional clients.

Directors and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percentage of Common Stock Outstanding
Ronald H. Cooper	9,000	*
Peter E. Kalan	305,242	*
Edward C. Nafus	79,804	*
Janice I. Obuchowski	71,418	*
Donald B. Reed	15,000	*
Bernard W. Reznicek	58,627	*
Joseph T. Ruble	95,186	*
Robert M. Scott	78,349	*
Frank V. Sica	50,182	*
Donald V. Smith	39,000	*
James A. Unruh	12,000	*
Randy R. Wiese	130,670	*

All directors and executive officers as a group (12 persons)	944,478	2.68%

    *
    Less than 1% of the outstanding Common Stock.

    (1)
    Each person named has sole voting and investment power over the shares owned by him or her, except that Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

    (2)
    Includes 55,500, 39,533, 25,500, and 24,000 for a total of 144,533 shares subject to stock options that currently are exercisable or will become exercisable within 60 days which are held by Ms. Obuchowski, Mr. Reznicek, Mr. Sica and Mr. Smith and by all directors and executive officers as a group, respectively.

    (3)
    Includes restricted shares of Common Stock awarded under the 1996, 2001 or 2005 Stock Incentive Plan of the Company, which have not vested. Each holder of restricted shares may vote such shares but may not sell, transfer or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. The persons named in this table held the numbers of unvested restricted shares shown opposite their respective names as of February 28, 2009:

Name	Number of Unvested Restricted Shares
Ronald H. Cooper	3,000
Peter E. Kalan	222,083
Edward C. Nafus	3,000
Janice I. Obuchowski	3,000
Donald B. Reed	3,000
Bernard W. Reznicek	3,000
Joseph T. Ruble	88,958
Robert M. Scott	73,333
Frank V. Sica	3,000
Donald V. Smith	3,000
James A. Unruh	3,000
Randy R. Wiese	112,708

Total:	521,082

        In February and May 2007, the Board established stock ownership guidelines for the Company's directors and executive officers. Such guidelines provide that (i) each director of the Company should own at least 9,000 shares of Common Stock, (ii) the Chief Executive Officer of the Company should own at least that number of shares of Common Stock which is equal in value to 300% of his base salary and (iii) each other executive officer of the Company should own at least that number of shares of Common Stock which is equal in value to 100% of his base salary. The present directors and executive officers of the Company have four years from the adoption of such guidelines to reach the applicable guideline level of Common Stock ownership. Similar periods to reach such guideline levels will apply to newly elected directors or newly elected or promoted executive officers of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board is divided into three classes presently consisting of three Class I directors, three Class II directors and three Class III directors whose present terms continue until the annual meetings of stockholders of the Company to be held in 2010, 2011 and 2009, respectively, and until their respective successors are elected and qualified.

        Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Messrs. Kalan, Sica, and Unruh as the Class III directors. The proxy may not be voted for more than three directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that any of the three nominees will be unable to serve. The Board recommends that stockholders vote FOR the election of Messrs. Kalan, Sica, and Unruh as Class III directors.

        The following information relates to the Board's nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class III Directors With Terms Expiring in 2009:

Peter E. Kalan
Chief Executive Officer and President

        Mr. Kalan, 49, joined CSG in January 1997 and was named Chief Financial Officer in October 2000. In April 2006, he was named Executive Vice President of Business and Corporate Development. In December 2007, Mr. Kalan was named Chief Executive Officer and President, and elected to the Board. Prior to joining CSG, he was Chief Financial Officer at Bank One, Chicago, and he also held various other financial management positions with Bank One in Texas and Illinois from 1985 through 1996. Mr. Kalan holds a BA degree in Business Administration from the University of Texas at Arlington.

Frank V. Sica
Managing Partner
Tailwind Capital

        Mr. Sica, 58, has served as a director of the Company since its formation in 1994. He is currently a Managing Partner of Tailwind Capital. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 2000 until 2003, he was President of Soros Private Funds Management which oversaw the direct real estate and private equity investment activities of Soros. In 1998, he joined Soros Fund Management where he was a Managing Director responsible for Soros' private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director at Morgan Stanley and its private equity affiliate, Morgan Stanley Capital Partners. Prior to 1988, Mr. Sica was a Managing Director in Morgan Stanley's mergers and acquisitions department. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica currently is a director of JetBlue Airways, Kohl's Corporation, and NorthStar Realty Finance Corporation.

James A. Unruh
Managing Principal
Alerion Capital Group

        Mr. Unruh, 68, was elected to the Board in June 2005. He became a founding principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation from 1987 to 1997 and served as its Chairman and Chief Executive Officer from 1990 to 1997. From 1982 to 1987, Mr. Unruh held various executive positions, including Senior Vice President, Finance, with Burroughs Corporation, a predecessor of Unisys Corporation. Mr. Unruh currently is a director of Prudential Financial, Inc., Tenet Healthcare Corporation, and Qwest Communications International Inc.

Class I Directors With Terms Expiring in 2010:

Edward C. Nafus
Former Chief Executive Officer and President
CSG Systems International, Inc.

        Mr. Nafus, 68, was elected to the Board in March 2005. Mr. Nafus joined CSG in August 1998 as Executive Vice President and became the President of our Convergent Services and Solutions Division in January 2002. In April 2005, Mr. Nafus assumed the position of Chief Executive Officer and President of CSG and held that position until his retirement in December 2007. Prior to joining CSG, Mr. Nafus held numerous management positions within FDC from 1978 to 1998. From 1992 to 1998, he served as Executive Vice President of FDC; from 1989 to 1992, he served as President of First Data International; and Executive Vice President of First Data Resources from 1984 to 1989. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus holds a BS degree from Jamestown College.

Janice I. Obuchowski
President
Freedom Technologies, Inc.

        Ms. Obuchowski, 57, was elected to the Board in November 1997. She has been President of Freedom Technologies, Inc., a public policy and corporate strategy consulting firm specializing in telecommunications, since 1992. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radio Communication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce and as Administrator for the National Telecommunications and Information Administration. Ms. Obuchowski currently is a director of Orbital Sciences Corporation and Stratos Global Corporation.

Donald B. Reed
Former Chief Executive Officer
Cable & Wireless Global

        Mr. Reed, 64, was elected to the Board in May 2005. He currently is retired, having served as Chief Executive Officer of Cable & Wireless Global from May 2000 to January 2003. Cable & Wireless Global, Cable & Wireless plc's wholly owned operations in the United States, United Kingdom, Europe and Japan, is a provider of internet protocol (IP) and data services to business customers. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed's career includes 30 years at NYNEX Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997 Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company's regional, national and international government affairs, public policy initiatives, legislative and regulatory matters, and public relations. Mr. Reed currently is a director of Idearc Media (formerly Verizon Yellow Pages) and Aggregate Industries in London, England, a wholly owned subsidiary of Holcim Group located in Switzerland.

Class II Directors With Terms Expiring in 2011:

Ronald H. Cooper
Former President and Chief Operating Officer
Adelphia Communications

        Mr. Cooper, 51, was elected to the Board in November 2006. He has spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and Chief Operating Officer from 2003 to 2006. Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T Broadband, RELERA Data Centers & Solutions, and MediaOne and its predecessor Continental Cablevision, Inc. He has held various board and committee seats with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing and the New England Cable Television Association. In addition, Mr. Cooper is a trustee at the Denver Art Museum and a director for Colorado Public Radio.

Bernard W. Reznicek
Consultant
The Premier Group

        Mr. Reznicek, 72, was elected to the Board in January 1997 and presently serves as the Company's non-executive Chairman of the Board. He currently provides consulting services through Premier Enterprises. Mr. Reznicek previously was an Executive with Central States Indemnity Company of Omaha, a Berkshire Hathaway company, from 1997 to 2003. He has 40 years of experience in the electric utility industry, having served as Chairman, President and Chief Executive Officer of Boston Edison Company and President and Chief Executive Officer of Omaha Public Power District. Mr. Reznicek currently is a director of Pulte Homes, Inc. (NYSE) and infoGROUP Inc. (NASDAQ).

Donald V. Smith
Senior Managing Director
Houlihan Lokey Howard & Zukin, Inc.

        Mr. Smith, 66, was elected to the Board in January 2002. He presently serves as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he has been associated since 1988. Mr. Smith is involved as a senior professional in mergers, acquisitions, financial advisory, and financial restructurings for clients of the firm. From 1978 to 1988, he was employed by Morgan Stanley & Co. Incorporated, where he headed the valuation and reorganization services within that firm's corporate finance group. Mr. Smith is director of the Princeton (NJ) Health Care Foundation and of Business Executives for National Security.

Other Board Information

        There are no family relationships between any of the directors or executive officers of the Company. There are no arrangements between any director, nominee or executive officer of the Company and any other person pursuant to which such director, nominee or executive officer was selected for such position.

CORPORATE GOVERNANCE

        The Board has determined that Messrs. Cooper, Reed, Reznicek, Sica, Smith and Unruh and Ms. Obuchowski, who are non-employee directors of the Company, are "independent directors" as defined in the applicable rule of The Nasdaq Stock Market, Inc. ("Nasdaq"). Although Mr. Nafus is a non-employee director of the Company, he is not an "independent director" as defined in such Nasdaq rule because of his prior employment by the Company.

        During 2008, the Board held seven meetings. During 2008, all directors of the Company attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served.

        The Board has established a process for stockholders of the Company to send communications to the Board or to a specified individual member of the Board. Such communications should be in writing and sent to the Board or such individual director in care of the Secretary of the Company at the address shown on the first page of this Proxy Statement. Depending upon the subject matter of the communication, the Secretary of the Company will either (i) forward the communication to all of the members of the Board or to the individual member of the Board to whom the communication is addressed, (ii) forward a communication relating to accounting, internal accounting controls or auditing matters to the chair of the Audit Committee of the Board, (iii) attempt to respond directly to an inquiry or request involving publicly available information about the Company or its stock or (iv) not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. The Secretary of the Company will maintain a log of all communications addressed to the Board or an individual member of the Board which are not forwarded in accordance with this policy; directors of the Company may review such log at any time and request copies of any of such communications.

        Historically, very few stockholders of the Company have attended the Company's annual meetings of stockholders; almost all stockholders who vote do so by proxy. Accordingly, the Company's policy is that employee directors of the Company are expected to attend annual meetings of stockholders of the Company if their schedules permit and that non-employee members of the Board are not expected to attend annual meetings of stockholders but may do if they so desire. All nine directors attended the 2008 annual meeting of the Company's stockholders. The Board has scheduled the 2009 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all Board members present at such meeting of the Board also can attend the Annual Meeting.

Audit Committee

        The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which is presently composed of Ms. Obuchowski, Mr. Reed and Mr. Reznicek (Chair). The Audit Committee's purpose, as set forth in its charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Audit Committee Charter, all of the members of the Audit Committee are "independent directors" as defined in the applicable NASD marketplace rule and also satisfy the other requirements of the NASD marketplace rules applicable to audit committee members. The Board has determined that Messrs. Reed and Reznicek are "audit committee financial experts" as defined by the SEC. The Audit Committee held four meetings during 2008.

Compensation Committee

        The Board has a standing Compensation Committee, presently composed of Messrs. Cooper, Sica (Chair), Smith and Unruh. The Compensation Committee Charter provides, among other things, that the Committee is to review and recommend to the Board the Company's senior management compensation and benefits policies generally, evaluate the performance of the Company's executive officers and review and recommend to the Board or, when applicable, take independent actions with respect to the compensation of the Company's executive officers. The Compensation Committee also is responsible for the administration of and the granting of equity awards under the Company's 1996 Stock Incentive Plan (no further awards may be granted under this Plan), 2001 Stock Incentive Plan and 2005 Stock Incentive Plan and for the administration of the Company's Performance Bonus Program for the Company's executive officers. The Compensation Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Compensation Committee Charter, all of the members of the Committee are "independent directors" as defined in the applicable Nasdaq rule and also are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held five meetings during 2008.

        The Compensation Committee meets at least quarterly. To fulfill its responsibilities of reviewing and establishing or recommending to the Board the compensation of the Company's executive officers, the Compensation Committee uses the services of an independent compensation consulting firm selected by the Committee, consults with the Company's Chief Executive Officer and Vice President of Human Resources and draws upon the extensive business experience of the Committee's members. The Compensation Committee directs the independent compensation consulting firm to provide to the

Committee a comprehensive formal assessment of the competitiveness of the Company's executive officer compensation program, including a comparison of the principal components of the Company's executive officer compensation programs (base salaries, performance bonuses and equity awards) with those of a peer group of other publicly owned companies; and the Compensation Committee considers such assessment and other data provided by the consultant in arriving at the Committee's decisions or recommendations to the Board with respect to base salaries and performance bonuses for the Company's executive officers. The Compensation Committee also considers the information provided by the Committee's independent compensation consultant in determining equity awards to be made by the Committee to the executive officers of the Company and the terms of such awards. Additional information with respect to the matters discussed in this paragraph appears in the "Compensation Discussion and Analysis" later in this Proxy Statement.

        In making equity awards to non-employee directors of the Company, the Compensation Committee considers relevant information provided by the Committee's independent compensation consultant and the recommendations of the Nominating and Corporate Governance Committee and the Board with respect to such awards.

        While the Board makes the final decisions with respect to the base salaries of the executive officers of the Company, the Compensation Committee makes specific recommendations to the Board with respect to such salaries and, in arriving at those recommendations, also considers the recommendations of the Company's Chief Executive Officer as to the base salaries of executive officers other than himself.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was an officer or employee of the Company at any time during 2008 or on the date of this Proxy Statement. During 2008, the Compensation Committee was comprised of Frank V. Sica, Chairman, Ronald H. Cooper, Donald V. Smith, and James A. Unruh. In 2008, no member of the Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K." During 2008, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

        The Board has a standing Nominating and Corporate Governance Committee, presently composed of Mr. Cooper, Ms. Obuchowski (Chair), Mr. Reed and Mr. Smith. The Nominating and Corporate Governance Committee Charter provides, among other things, that the Committee is to identify individuals qualified to become Board members, recommend to the Board nominees for election as directors, recommend directors for appointment to Board committees, evaluate the Board's performance, review and recommend to the Board the compensation of the Company's directors and develop and recommend to the Board the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Nominating and Corporate Governance Committee Charter, all of the members of the Committee are "independent directors" as defined in the applicable NASD rule. The Nominating and Corporate Governance Committee held four meetings during 2008.

        In recommending to the Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills and areas of expertise (including but not limited to financial and accounting expertise) needed to enable the Board and its committees to properly discharge their responsibilities. The Nominating and Corporate Governance Committee historically has relied upon recommendations from its members and other members of the Board and from the Company's Chief Executive Officer with respect to potential candidates for service on the Board. The Nominating and Corporate Governance Committee considers it necessary for the Board to have at least one of its independent members qualify as an "audit committee financial expert" and takes that requirement into account in making its recommendations to the Board. While the Nominating and Corporate Governance Committee has not established other specific minimum requirements for service on the Board, when assessing and determining a candidate's qualifications, the Committee considers among other things the number and type of other boards on which the candidate serves; other business and professional commitments of the candidate and potential conflicts of interest; the ability and willingness of a candidate to devote the required amount of time to the candidate's responsibilities as a Board member and as a member of one or more committees of the Board; the age, background, reputation, independence, experience, skills and judgment of the candidate; and the diversity of the Board's membership. Directors, while relying on the honesty and integrity of the Company's senior management and its outside advisors and auditors, are expected to exercise their best business judgment when acting on behalf of the Company and its stockholders and to adhere to the applicable provisions of the Company's Code of Business Conduct and Ethics.

        The Nominating and Corporate Governance Committee will consider qualified nominees for election as directors recommended by the Company's stockholders. A stockholder who wishes to recommend a nominee for consideration by the Nominating and Corporate Governance Committee should submit the recommendation in writing to the Secretary of the Company at the address shown on the first page of this Proxy Statement, indicating the proposed nominee's qualifications and other relevant biographical information and providing written confirmation of the proposed nominee's consent to serve as a director if nominated and elected. The Secretary of the Company will forward legitimate recommendations from stockholders to the chair of the Nominating and Corporate Governance Committee for further review and consideration. The bylaws of the Company provide that stockholder nominations of persons for election to the Board (as distinguished from recommendations to the Nominating and Corporate Governance Committee) are subject to certain advance notice and informational requirements; stockholders may obtain a copy of the relevant bylaw provisions from the Secretary of the Company at the address shown on the first page of this Proxy Statement.

Code of Business Conduct and Ethics

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a Code of Business Conduct and Ethics applicable to all of the directors, officers and employees of the Company and its subsidiaries. The Company's Code of Business Conduct and Ethics and the Company's Corporate Governance Guidelines are available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Any future amendments to the Code of Business Conduct and Ethics, or any future waiver of a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relates to an element of the code of ethics definition enumerated in Item 406 of Regulation S-K, will be timely posted to our website upon their occurrence. Historically, we have had minimal changes to our Code of Business Conduct and Ethics, and have had no waivers of a provision of our Code of Business Conduct and Ethics for any of the aforementioned individuals within the applicable definition of code of ethics. Information on the Company's web site is not incorporated by reference in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of a class of the Company's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company's equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

        Based solely on its review of the copies of such forms submitted to it and written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 2008 except that Mr. Nafus did not timely file a Form 4 for a transaction occurring in August 2008; however, such transaction was subsequently reported on a Form 4, and such transaction is reflected in this Proxy Statement.

COMPENSATION OF DIRECTORS

        Each non-employee director of the Company is entitled to receive from the Company an annual retainer fee of $45,000 payable in quarterly installments, a meeting attendance fee of $2,000 for attendance at a meeting of the Board and a meeting attendance fee of $1,250 for attendance at a meeting of a committee of the Board. The chairperson of the Audit Committee of the Board also is entitled to receive an annual retainer fee of $16,000 payable in quarterly installments, and the chairpersons of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board also are entitled to receive an annual retainer fee of $8,000 payable in quarterly installments.

        Effective July 1, 2005, Mr. Reznicek was elected as Chairman of the Board of the Company. He receives a fee for his non-executive services in such capacity at an annual rate of $50,000, payable in quarterly installments. Such fee is in addition to the fees referred to in the preceding paragraph. Mr. Reznicek is not an employee of the Company and receives no employee benefits from the Company.

        A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Kalan, President and Chief Executive Officer of the Company, is the only current officer or employee of the Company who serves as a director of the Company. No officers or employees of the Company currently serve on any committee of the Board.

Director Compensation

        The following table contains information concerning the compensation of the Company's non-employee directors for 2008. All amounts have been rounded to the nearest whole dollar.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Ronald H. Cooper	$70,250	$62,635	$—	$132,885
Janice I. Obuchowski	$75,000	$62,635	$—	$137,635
Edward C. Nafus	$57,000	$22,404	$—	$79,404
Donald B. Reed	$69,000	$62,635	$—	$131,635
Bernard W. Reznicek	$130,000	$62,635	$—	$192,635
Frank V. Sica	$71,250	$62,635	$—	$133,885
Donald V. Smith	$70,250	$62,635	$—	$132,885
James A. Unruh	$63,250	$62,635	$—	$125,885

Totals	$606,000	$460,849	$—	$1,066,849

(1)
Amounts appearing in this column consist of the following:

Name	Chairman of the Board Annual Retainer(a)	Annual Board Retainer(b)	Annual Committee Chairperson Retainer(b)	Board and Committee Meeting Fees(c)	Total
Ronald H. Cooper	$—	$45,000	$—	$25,250	$70,250
Janice I. Obuchowski	$—	$45,000	$8,000	$22,000	$75,000
Edward C. Nafus	$—	$45,000	$—	$12,000	$57,000
Donald B. Reed	$—	$45,000	$—	$24,000	$69,000
Bernard W. Reznicek	$50,000	$45,000	$16,000	$19,000	$130,000
Frank V. Sica	$—	$45,000	$8,000	$18,250	$71,250
Donald V. Smith	$—	$45,000	$—	$25,250	$70,250
James A. Unruh	$—	$45,000	$—	$18,250	$63,250

Totals	$50,000	$360,000	$32,000	$164,000	$606,000

    (a)
    Mr. Reznicek serves as non-executive Chairman of the Board of the Company and receives no benefits in such capacity other than those disclosed in the Director Compensation table.

    (b)
    Paid in quarterly installments.

    (c)
    Paid subsequent to meetings—$2,000 for each Board meeting and $1,250 for each committee meeting attended.

(2)
Amounts appearing in this column reflect the 2008 stock-based compensation expense related to restricted stock awards granted before or during 2008 to the persons named in this table, computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) ("SFAS 123R"), "Share-Based Payment", without considering the impact of forfeitures. Restricted stock awards granted in 2008 to each of the Company's non-employee directors and the corresponding grant date fair value of each award were as follows:

Name	Shares of Restricted Stock Granted in 2008	Full Grant-Date Fair Value of Shares Granted	Unvested Shares of Restricted Stock at December 31, 2008
Ronald H. Cooper	3,000	$58,830	3,000
Janice I. Obuchowski	3,000	$58,830	3,000
Edward C. Nafus	3,000	$58,830	3,000
Donald B. Reed	3,000	$58,830	3,000
Bernard W. Reznicek	3,000	$58,830	3,000
Frank V. Sica	3,000	$58,830	3,000
Donald V. Smith	3,000	$58,830	3,000
James A. Unruh	3,000	$58,830	3,000
(3)
The stock-based compensation expense in 2008 for all persons named in this table was zero because the stock options were fully vested as of December 31, 2006. As of December 31, 2008, the aggregate number of shares covered by outstanding stock option awards held by each non-employee director was as follows:

Name	Stock Option Awards Outstanding at December 31, 2008
Ronald H. Cooper	—
Janice I. Obuchowski	55,500
Edward C. Nafus	—
Donald B. Reed	—
Bernard W. Reznicek	39,533
Frank V. Sica	25,500
Donald V. Smith	24,000
James A. Unruh	—

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Responsibility and Philosophy

        The Compensation Committee of the Board operates under a Compensation Committee Charter which provides, among other things, that the Compensation Committee is to review and recommend to the Board our senior management compensation and benefits policies generally, evaluate the performance of our executive officers and review and recommend to the Board or, when applicable, take independent actions with respect to the compensation of our executive officers. The Compensation Committee also is responsible for the administration of and the granting of equity awards under our Stock Incentive Plans and for the administration of the Performance Bonus Program for our executive officers.

        Our overall philosophy of executive compensation is based on four primary principles:

  •
  Aligning executive compensation with stockholder return;

  •
  Aligning executive compensation with personal performance;

  •
  Attracting and retaining qualified executives; and

  •
  Making our compensation practices transparent and understandable to our stockholders.

        Each of the following components of our executive compensation program is intended to be consistent with this philosophy: competitive annual base salaries, annual cash performance bonuses that are closely tied to the achievement of predetermined financial and personal objectives and a long-term component comprised of equity awards. Each component of the compensation program and the objectives underlying each component are discussed below.

Role of the Independent Compensation Consultant

        The Compensation Committee has used an independent compensation consultant to assist the Compensation Committee in developing and implementing our executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement. For purposes of the 2008 compensation of our executive officers, the Compensation Committee engaged Pearl Meyer & Partners as its independent compensation consultant. As part of its overall compensation assessment, Pearl Meyer uses its proprietary compensation surveys and also examines the compensation practices of a peer group of publicly owned companies which may compete with us for executive and other managerial talent or share important characteristics with us (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). In 2008, Pearl Meyer advised the Compensation Committee only on compensation matters associated with our named executive officers, or NEOs, and provided no other services to us during 2008. The Compensation Committee instructed Pearl Meyer to take a broad view of the competitive compensation landscape to assist the Compensation Committee in structuring a compensation program for our NEOs that balances the need for short-term compensation with the benefits of a long-term incentive program. We believe that this broader view of compensation practices has enabled us to attract and retain a highly talented executive team.

        Pearl Meyer reviews compensation data available from public sources, third parties and its own proprietary compensation-related database. For the 2008 compensation of our NEOs, the peer group of companies used for comparison purposes consisted of the following: ACI Worldwide, Inc.; Bottomline Technologies, Inc.; CyberSource Corporation; Epicor Software Corporation; Fair Isaac Corporation; Jack Henry & Associates, Inc.; Progress Software Corporation; Red Hat, Inc.; S1 Corporation; Solera Holdings, Inc.; Startek, Inc.; TIBCO Software Inc.; and TNS, Inc. We review the peer group annually to ensure that its composition and characteristics remain consistent with our objectives.

        To assist the Compensation Committee in establishing 2008 compensation for our NEOs, Pearl Meyer provided information requested by the Compensation Committee, including the following:

  •
  A competitive assessment of base salary and total cash compensation for each NEO utilizing peer group compensation information and industry appropriate survey data (also referred to as "benchmarking").

  •
  A dilution analysis of our employee equity grants compared to employee equity grants made by our peer group of companies.

  •
  An assessment of our competitive position with respect to NEO long-term incentives.

  •
  Trends with respect to equity awards, including vesting provisions for restricted stock.

        While the Compensation Committee selects the independent compensation consultant and determines the scope of the consultant's engagement, our management assists the consultant with its analysis and recommendations. For example, the consultant obtains from management historical pay data of the NEOs, management's perspectives on the competitive environment in which the Company operates and management's opinions as to which companies (or types of companies) are most likely to attempt to recruit talent from the managerial ranks of the Company. While the Compensation Committee is primarily responsible for developing and implementing or recommending to the Board the various elements of the compensation program for our NEOs, our Chief Executive Officer provides performance evaluations and makes recommendations for the compensation of our other NEOs.

        The Compensation Committee periodically reviews its selection of its compensation consultant. Such a review was conducted in the first quarter of 2008 at which time the Compensation Committee elected to retain Watson Wyatt Worldwide, Inc. as its independent advisor upon the conclusion of the Pearl Meyer engagement covering executive compensation matters for 2008.

Executive Compensation Process

        Our executive compensation review process typically begins in the fourth quarter of each calendar year when the Compensation Committee conducts a preliminary review of the year-to-date status of the cash performance bonus program and performance-based restricted stock awards, including any adjustments that may be appropriate in light of acquisitions or other material transactions under the terms of such award plans. The Compensation Committee also receives reports and reviews on an on-going basis during the year, changes in applicable regulatory requirements, current governance best practices and relevant industry compensation trends.

        At its February meeting each year, the Compensation Committee receives reports from its compensation consultant and information and recommendations from management relating to equity awards (currently restricted stock awards), annual base salaries and annual performance bonus targets. In addition, at its February meeting, the Compensation Committee has the opportunity to review the list of peer group companies, the Company's financial results for the prior year, the Company's current year financial targets, and the individual performances of the NEOs.

        The independent consultant's information provided to the Compensation Committee includes an Executive Compensation Competitive Assessment report, containing benchmarking of the cash compensation (comprised of base salary and annual performance bonus) to be paid to the Company's NEOs. The independent consultant's process in developing its comparative assessment involves the identification of a peer group for comparison purposes, review of the consultant's proprietary survey data, analysis of the projected total cash compensation (base salary and annual performance bonus) of the Company's NEOs for the prior year, and comparison with the equivalent peer group positions to reflect the approximate percentile in which the Company's NEOs would fall. Both the independent consultant and the Compensation Committee recognize that the peer group executive position comparisons may not be perfectly aligned because the executive titles and responsibilities at the peer group companies are unlikely to correspond exactly to the responsibilities of the Company's NEOs with similar or equivalent titles.

        The written materials provided to the Compensation Committee by the independent consultant are supplemented by dialogue with the consultant concerning the information provided, as well as information with respect to the consultant's current experiences and observations regarding the compensation practices and philosophies of other companies. The process of establishing base salaries and performance bonus targets is not totally objective, but also involves competitive market considerations, and subjective considerations by the Compensation Committee in the case of each NEO. Such subjective factors include recognition and evaluation of the NEO's past performance, the scope of the NEO's prior responsibilities as compared with the anticipated scope of responsibilities or change in position in the year for which compensation is being established, technical skills, and personal qualities such as leadership skills and experience. The benchmark information provided to the Compensation Committee by the independent compensation consultant necessarily relates to prior years for which data is publicly available, and the Compensation Committee uses such information as a guide and not as an absolute measure of appropriate compensation. Based on all the information provided, the Compensation Committee then determines the appropriate NEO base salaries and annual performance bonus targets for the current year and whether to make any awards of restricted stock to our NEOs.

        Section 162(m) Requirements.    Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for federal income tax purposes for compensation paid to its NEOs who are employed as of the end of the year. This limitation does not apply to Chief Financial Officers or to compensation that qualifies under Section 162(m) as "performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective performance goals approved by stockholders and other Section 162(m) requirements are satisfied). In February 2008 the Compensation Committee established certain objective performance goals for our NEOs under our shareholder-approved 2005 Stock Incentive Plan and under the Company's Performance Bonus Program to qualify as performance-based compensation for purposes of Section 162(m). The Performance Bonus Program was submitted to and approved by the Company's stockholders in May 2007. The Compensation Committee is responsible for the administration of both our 2005 Stock Incentive Plan and our Performance Bonus Program.

Core Components of Executive Compensation

        The Compensation Committee has established three principal or core components of each NEO's compensation (excluding normal fringe benefits):

  1.
  A competitive base salary;

  2.
  Annual cash performance bonuses that are closely tied to the achievement of pre-determined financial and personal objectives; and

  3.
  A long-term component comprised of equity awards.

        The qualitative and quantitative aspects of each of such three components which are considered by the Compensation Committee are as follows:

        Base Salary and Cash Performance Bonus.    The Compensation Committee's qualitative objective with respect to an NEO's base salary is a salary which: (i) is competitive with the base salaries being paid to persons holding similar positions with companies that the Compensation Committee, with the assistance of its independent compensation consultant, considers to be an appropriate peer group; and (ii) fairly reflects the position and responsibilities of the particular NEO. For 2008, the Compensation Committee considered a base salary for an NEO to be competitive generally if such salary fell within the 50th to 75th percentiles of the applicable peer group compensation. However, in considering peer group compensation, the Compensation Committee recognized that the comparisons may not be perfectly aligned because the executive titles and responsibilities at the peer group companies are unlikely to correspond exactly to the responsibilities of the Company's NEOs with similar or equivalent titles. For 2008, the Company's NEO group consisted of four persons, with a broad range of responsibilities consistent with the size and organization of the Company. The Compensation Committee considered that such responsibilities in other companies, including members of the peer group, may be divided among a larger number of executive employees or held by persons with different titles.

        The Compensation Committee's qualitative objectives with respect to annual cash performance bonuses are to (i) provide each NEO with the opportunity to earn a cash bonus in an amount which would result in such NEO's total cash compensation for the respective year (base salary plus cash bonus) to be competitive with the total annual cash compensation being paid to persons holding similar positions within the peer group companies, taking into account the differentiating factors referred to above, and which fairly reflects the position and responsibilities of the individual NEO; and (ii) structure the cash bonus program in such a manner that it will, by being based on the achievement of key short-term objectives of meaningful increases in the Company's revenue and income, promote the Company's long-term financial success and enhance stockholder value.

        From a quantitative perspective, based upon the information provided by the Compensation Committee's independent compensation consultant, the Compensation Committee recommends to the Company's Board of Directors base salaries for the NEOs which fall within or close to a targeted competitive percentile range and established performance bonus targets which are similarly intended to bring the total annual cash compensation of such NEOs within such target competitive percentile range (assuming that the performance bonuses were earned in an amount at or near their 100% target).

        Equity Awards.    The Compensation Committee's qualitative objective for equity awards to the Company's NEOs is to align overall NEO compensation with long-term stockholder return and therefore, in addition to the annual cash bonus program, to include an equity component that will directly coincide with stockholder value. The equity component of the Company's NEO compensation program includes grants of restricted stock 50% of which vest over a four-year period without a specific performance component, and 50% of which vest based on the achievement of specific performance-based criteria over a targeted three-year period. This configuration of equity awards encourages the retention of NEOs over the long-term and further aligns their interests with the interests of the Company's stockholders.

        From a quantitative perspective, in terms of the amount of restricted stock granted to Company NEOs, the Compensation Committee also seeks to be competitive with the Company's peer group and for such purpose considers the information provided by the Compensation Committee's independent compensation consultant. Because the comparative data with respect to performance-based equity awards is limited, the Compensation Committee makes an independent judgment (based on the relevant data available and the members' extensive business experience) with respect to the number of shares granted to each NEO based on the value of the shares granted at the time of the grant in relation to (i) the NEO's cash compensation; (ii) the applicable performance targets for the performance-based grants and the potential difficulty in their achievement; and (iii) the corporate position and responsibilities of each NEO.

Annual Base Salary

        After considering the information provided by the compensation consultant, recommendations from the Chief Executive Officer with respect to the other NEOs and its own evaluation of NEO performance, the Compensation Committee recommended to the Board (and the Board approved) the 2008 annual base salaries for our NEOs described in the following table.

Named Executive Officer*	2007 Base Salary	2008 Base Salary	% Increase in Base Salary from 2007	Base Salary % of Total Targeted Cash Compensation**
Peter E. Kalan	$425,000	$500,000	18%	48%
Robert M. Scott	$425,000	$438,000	3%	57%
Randy R. Wiese	$325,000	$335,000	3%	61%
Joseph T. Ruble	$270,000	$280,000	4%	61%

*
See Summary Compensation Table which appears later in this Proxy Statement for further and more detailed information concerning compensation paid to NEOs.

**
This column reflects the percentage of the NEO's total annual cash compensation (comprised of base salary and annual performance cash bonus), which is paid as a base salary. The percentage assumes a target bonus amount for each NEO based on the Company achieving 100% of the Company targeted performance objectives. The 2008 target bonus amounts for each NEO are as follows: $550,000 for Kalan, $328,500 for Scott, $217,750 for Wiese and $182,000 for Ruble. The actual bonus paid, if any, may vary significantly depending on whether the performance targets are met. See "Annual Performance Bonus" discussion below. The 18% increase (from 2007 to 2008) in base salary for Mr. Kalan was based on his transition from Executive Vice President—Business and Corporate Development to the President and Chief Executive Officer, which he assumed on December 29, 2007. Calendar year 2008 represents his first full year as CEO.

        The Compensation Committee generally targets the 50th to 75th percentiles of the competitive market for each NEO's base salary and bonus target as compared to the peer group for comparable positions. Based on information provided by the compensation consultant, the base salaries and total cash compensation of the Company's NEOs were close to or within the 50th to 60th percentiles for Messrs. Kalan, Wiese and Ruble; actual base salaries were within the 40th to 60th percentiles, and actual total cash compensation was within the 50th to 60th percentiles. Mr. Kalan's 2008 base salary was at the 55th percentile, base salary plus last actual bonus paid at the 60th percentile, and base salary plus target bonus slightly above the 75th percentile. Mr. Scott's base salary and total cash compensation exceeded the 75th percentile level; however, Mr. Scott's situation was unique in that it was difficult to make a meaningful peer group comparison for him because of the broad scope of his responsibilities and the significance of his role within the Company's operations based upon his technical expertise, his management and leadership skills and experience, his tenure and range of positions held within the Company and his relationships with key clients of the Company. Accordingly, the Compensation Committee recommended that the Board of Directors establish a combination of base salary and performance bonus opportunity for Mr. Scott which would enable him to potentially receive total cash compensation at a level greater than the competitive 75th percentile for an executive with a similar title (but not necessarily similar duties).

Annual Performance Bonus

        Following the Performance Bonus Program adopted by the Board in March 2007 and approved by the Company's stockholders in May 2007, in February 2008 the Compensation Committee established a 2008 Performance Bonus Plan for our NEOs. Such Plan creates a short-term compensation component that is paid to an NEO in cash only upon the Company's achievement of predetermined minimum annual corporate financial goals and is also subject to the NEO's level of achievement of his individual performance objectives.

        Corporate Performance Financial Objectives.    Under the Performance Bonus Program, the Compensation Committee establishes on an annual basis (i) one or more performance goals that must be achieved in order for the participant to receive a bonus for that year, and (ii) the method, through an objective formula or standard, for computing the amount of the bonus award to be paid, if the performance goals are met. Under the Performance Bonus Program, a number of business criteria may be used to determine performance goals; for 2008 the Compensation Committee decided to continue to use the criteria of total revenue and operating income that were selected in 2007, believing that meaningful increases in the Company's total revenue and operating income are key short-term objectives that ultimately will promote our long-term financial success and enhance stockholder value. The performance bonus plan complements the restricted stock awards to NEOs (discussed below) which currently place greater emphasis on performance associated with share price appreciation and earnings thereby rewarding executives for sustained longer term performance. While it is not possible to predict with certainty the results of operations a year in advance, the Compensation Committee, after consulting with and receiving the consent of the full Board, attempts to establish performance goal targets for the Performance Bonus Program which, if achieved, are most likely to result in a meaningful increase in stockholder value.

        In establishing the performance goals under the Performance Bonus Program, the Compensation Committee concluded that it is important for management to focus on both total revenue and operating income, and therefore weighted them equally to establish a Performance Bonus Plan matrix that includes the two pre-established financial goals. In addition, the Compensation Committee established specified minimum levels of both total revenue and operating income as the threshold financial performance goals for purposes of the Performance Bonus Plan, which must be met before any performance bonus is earned.

        For 2008, the total revenue target of $475.1 million and operating income target of $87.5 million generate payment "at plan" or a 100% payout. These amounts were adjusted from the original 2008 targets of $459.0 million of total revenue and $87.2 million of operating income to reflect an acquisition occurring in 2008 subsequent to the establishment of the original targets, as required under the terms of the Performance Bonus Program. These 100% targets were initially established based upon the Company's internal budget for 2008 revenue and operating income.

        The Company's total revenue for 2008 was $472.1 million and operating income was $89.3 million. While the total revenue of $472.1 million was $3.0 million below the 100% target for total revenue, the operating income of $89.3 million exceeded the 100% target of $87.5 million. The Compensation Committee applied the 2008 Performance Bonus Plan matrix to those amounts which resulted in a payout multiple of 102.6%. The Compensation Committee also established minimum criteria which had to be met for the NEOs to receive any performance bonus. In order for NEOs to receive any annual performance bonus, the Company must achieve at least $439.5 million in total revenue and at least $66.5 million of operating income in 2008. For purposes of the Bonus Program, total revenue and operating income amounts are derived from the 2008 audited Consolidated Statement of Income of the Company and its subsidiaries. The Compensation Committee, as required by Section 162(m), has certified the attainment of our financial performance goals for purposes of the 2008 Performance Bonus Plan, and the Company made such performance bonus payments in March 2009.

        Individual Performance Objectives.    As the final element of this component of our 2008 NEO compensation program, the Compensation Committee established individual performance objectives for 2008 for each of our NEOs which are to be taken into account for purposes of determining the actual bonus payments if we achieved at least the minimum financial goals.

        Thus, under the 2008 Performance Bonus Plan, an NEO could receive a performance bonus which is either more or less than (and possibly none of) his targeted bonus for the year, depending upon our level of attainment of the financial performance goals and the NEO's personal performance, with a maximum performance bonus equal to 200% of the NEO's base salary with respect to personal performance; however, the Compensation Committee may exercise negative discretion and may not rate an NEO as achieving more than 100% of his personal performance goals.

        The individual performance objectives for the NEOs for 2008 were, for the most part, task and performance oriented within the context of the NEOs particular area of responsibility and were broadly described rather than involving specific monetary or numerical achievements. Such personal objectives were provided to the Compensation Committee in written form at the time the individual NEO performance bonus targets for 2008 were established by the Compensation Committee.

        Individual performance objectives for the NEOs were comprised of both common and unique objectives, including the following.

        Common Objectives.    Common elements of NEO objectives included:

  •
  Operational and Functional Responsibilities.  Each of the NEOs had as a personal objective to manage his assigned areas of accountability. The significance of this objective varied by NEO depending upon whether the NEO's responsibilities included accountability for profit or loss in a particular area of our business, or managing expenses within certain budgetary objectives.

  •
  Leadership.  The Company has seven key corporate values that define our culture, such as "Respect for People" and "Customer Focus." Each of the NEOs had a personal objective to demonstrate his leadership by living the Company's corporate values in his interactions with customers, colleagues, partners and vendors.

        Unique Objectives.    The following list examples of personal objectives that were unique to an individual NEO based on his area of responsibility within the Company:

  •
  Deliver on Key Development Initiatives.  As a technology company, we have a technology product road map requiring significant software development investments aimed at achieving specified feature and functional milestones.

  •
  Key Client Relationships.  A significant portion or our revenue is derived from a small number of key clients, and a key objective is to ensure that these relationships remain healthy and, when applicable, key contracts are renewed under terms satisfactory to both parties.

  •
  Staff Development.  Succession planning and development of key staff is an important company-wide objective, including transitioning identified tasks and functions from outgoing personnel to new personnel, where applicable.

  •
  Growth Initiatives.  Execution of Company's long-term strategic plan, including Company's merger, acquisition and partnership strategies, with a view to enhancing stockholder value.

  •
  Increasing Cost Efficiency.  Identifying and implementing potential cost savings and process efficiencies in identified areas of the Company.

        When the Compensation Committee met in February 2009 to consider the 2008 performance of the NEOs as compared with their personal objectives, Mr. Kalan as the Company's Chief Executive Officer, presented to the Compensation Committee a review of the 2008 performances of the NEOs including a self-assessment and noted those aspects of the respective performance objectives that had not been entirely fulfilled. Mr. Kalan recommended to the Compensation Committee overall personal objective achievement percentages for each of the NEOs based upon the factors reviewed with the Compensation Committee. Outside of Mr. Kalan's presence, the Compensation Committee discussed Mr. Kalan's recommendations and his performance in his capacity as CEO during 2008.

        The Compensation Committee, recognizing that the assignment of a numerical achievement level to the NEO personal objectives is largely a subjective exercise, relied both on Mr. Kalan's evaluations of the other NEOs and the Committee members' own direct observations in arriving at the percentages of achievement of such personal objectives to be used for purposes of actual performance bonus awards made for 2008. The Compensation Committee made its own judgment with respect to Mr. Kalan's achievement of his personal objectives based upon its direct observation of Mr. Kalan's performance in his various capacities.

        For 2008, the Compensation Committee assigned to each NEO a target percentage of his base salary which would represent his annual performance bonus if the Company achieved one of many possible combinations of total revenue and operating income (but at least the minimums referred to above) and if the NEO achieved 100% of his personal objectives. The target percentages of base salary for 2008 were as follows: Mr. Kalan 110%; Mr. Scott—75%; Mr. Wiese—65%; and Mr. Ruble—65%. In assigning such percentages, the Compensation Committee primarily took into account each NEO's position so that the performance-based element of an NEO's targeted cash compensation would be greater for the NEOs holding the most senior executive positions. In this context, the Compensation Committee also considered the competitive market data provided by the compensation consultant. The 2008 target performance bonuses of the NEOs represented the following percentages of their total targeted cash compensation (base salaries and annual performance bonuses) for 2008: Mr. Kalan—52%, Mr. Scott—43%, Mr. Wiese—39%, and Mr. Ruble—39%.

        To illustrate, the Target Bonus Earned for Mr. Kalan for 2008 was determined as follows: Base Salary ($500,000) × Target Bonus Percentage (110%) = $550,000. $550,000 × Companywide Target Bonus Payout Percentage (102.6%) = $564,300, which is then multiplied by NEO Personal Objective Percentage Achieved (95%) to equal the Total Bonus Earned = $536,085. The final column shows the additional dollar amount which could have been earned by the NEO if the NEO Personal Objective Percentage had been 100%.

        The following table describes the method of determining the final target bonus awarded to the NEOs, including the dollar impact on each NEO's compensation caused by such NEO achieving less than 100% of the personal objectives.

Named Executive Officer*	Base Salary	Target Bonus Percentage	Company-wide Target Bonus Payout Percentage	NEO Personal Objective Percentage Achieved	Total Bonus Earned	Potential Amount of Bonus if 100% of Personal Objectives Were Achieved	Effect on NEO Compensation Caused by Achieving Less Than 100% of Personal Objectives
Peter E. Kalan	$500,000	110%	102.6%	95%	$536,085	$564,300	$(28,215)
Robert M. Scott	$438,000	75%	102.6%	96%	$323,559	$337,041	$(13,482)
Randy R. Wiese	$335,000	65%	102.6%	97%	$216,709	$223,412	$(6,703)
Joseph T. Ruble	$280,000	65%	102.6%	98%	$182,997	$186,732	$(3,735)

*
See the Summary Compensation Table and Grants of Plan-Based Awards table which appear later in this Proxy Statement for more detailed information concerning compensation paid to NEOs.

Equity Awards

        In 2005, the stockholders of the Company approved the CSG Systems International, Inc. 2005 Stock Incentive Plan (the "2005 Stock Plan"). The 2005 Stock Plan authorizes the grant of (i) incentive stock options under the Internal Revenue Code, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) performance unit awards, (v) restricted stock awards, and (vi) stock bonus awards to eligible employees of the Company or its subsidiaries and to non-employee directors of the Company. The 2005 Stock Plan is administered by the Compensation Committee.

        The 2005 Stock Plan provides that the Compensation Committee may grant awards under the 2005 Stock Plan (i) to those officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to, or are likely to be responsible for or contribute to, the management, growth, and success of the Company or its subsidiaries and (ii) to non-employee directors of the Company. All of such persons are eligible to receive performance-based awards under the 2005 Stock Plan.

        Restricted stock awards currently represent the long-term compensation component of our NEO compensation program employed by the Compensation Committee under the 2005 Stock Plan. The Compensation Committee determines the number of shares of restricted stock to be granted to the NEOs after reviewing various peer group data, including a dilution analysis, provided by the compensation consultant, and subsequent deliberation. The Compensation Committee's overall objective is to align NEO compensation with long-term stockholder return and create a compensation program that motivates management to focus less on immediate results and economic rewards and more on creating sustainable, long-term enterprise value for the Company's stockholders. The Compensation Committee believes that restricted stock awards promote the achievement of that objective.

        The Compensation Committee has no formal policy mandating that equity awards to NEOs be granted only within certain time frames (e.g., immediately following the announcement of quarterly financial results). The Compensation Committee believes that, in light of the considered nature of its equity award process, which generally is conducted in the same time period each year, and the significant differences between restricted stock awards and stock options, such a policy is not necessary. The Compensation Committee determines the number of shares of restricted stock to be granted to the

NEOs after reviewing various peer group data, including a dilution analysis, provided by the compensation consultant, and subsequent deliberation.

        As of December 31, 2008, Mr. Kalan was the only NEO with an outstanding stock option, for the purchase of 22,450 shares of Common Stock, which was granted in 2003. We have not granted stock options to any NEO since 2003 and do not contemplate granting any stock options to the NEOs during 2009.

        Prior to 2007, the Company's restricted stock awards generally provided for vesting in equal increments over a four-year period beginning on the first anniversary of the grant date. In March 2007, the Compensation Committee made restricted stock awards to our NEOs in two forms. Restricted stock awards granted to our NEOs are structured as follows: 50% of the shares granted vest in equal increments over a four-year period beginning on the first anniversary of the grant date, the other 50% of the shares granted are performance-based awards which vest over a three-year period if certain performance thresholds are met. The performance goals approved by the Company's stockholders in May 2007 include: stock price and adjusted earnings per diluted share ("EPS"). In selecting those two performance goals, the Compensation Committee chose to focus on two metrics which have a particularly close relationship to stockholder value. While our stock price is an obvious measure of achieved stockholder value, we designed the adjusted EPS calculation to measure our cash flow generating capabilities, which we believe is a metric often used by investors and financial analysts as one of the key means to evaluate our financial performance and assess our potential for increased stockholder value.

        For 2008, the Compensation Committee continued the approach taken in 2007 with respect to dividing the NEO restricted stock awards into two forms: 50% of the shares granted vest over a four-year period based upon continuous service with the Company, and 50% vest over a three-year period based upon achievement of the pre-established performance goals. For 2008, the two alternative performance goal targets (applicable to one-third of the performance-based shares granted) were $2.48 per share adjusted EPS and $15.00 per share stock price. The $2.48 per share adjusted EPS target represented a 13% increase over the actual EPS of $2.19 for 2007. The stock price target reflected a 23% increase in the similarly computed average stock price of $12.20 for the comparable period of 2007. The Compensation Committee considered such increases to provide a meaningful challenge to the NEOs insofar as there was no assurance that the adjusted EPS target could be achieved without improvement in the Company's financial performance. Achievement of the stock price target depended not only upon improved operating performance and the future outlook for the Company, but also on stock market conditions generally, over which the NEOs had no control. The share price value is determined by the average closing price for the first 20 trading days after public announcement of the Company's fiscal year end results.

        The 2008 performance-based restricted stock awards vest in three approximately equal annual increments if the Company attains either of the specified performance goals for 2008, 2009, and 2010. Each year's performance goal targets reflect a meaningful growth rate over the previous year's measures. If the Company does not attain either of the performance goals for a particular year but does attain at least one of the performance goals for a subsequent year, then the unvested shares for the earlier year will vest in addition to the shares scheduled to vest in the current year.

        In determining the number of shares of restricted stock to be granted to the Company's NEOs and in determining whether to use restricted stock with performance-based vesting provisions in combination with or in lieu of restricted stock with time-based vesting provisions, the Compensation Committee considered a Competitive Assessment of Executive Compensation prepared by Pearl Meyer & Partners, the Compensation Committee's independent compensation consultant, as well as the views of the Company's senior management concerning the use of performance-based vesting for restricted stock. The independent consultant report included a review of the type of stock plans used by the Company's peer group, including whether such companies used stock options and/or time-based or performance-based restricted stock. The Compensation Committee did not find a clear pattern among the peer group companies with respect to the use of performance-based versus time-based vesting for restricted stock, although it found that, in general, restricted stock has become increasingly popular in light of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Based on its review of the foregoing sources, and analysis of the advantages of the 50%/50% mix of time-based and performance-based restricted stock, the Compensation Committee decided to continue to use the 50%/50% combination of performance-based and time-based vesting for 2008 restricted stock grants to the Company's NEOs.

        The Grants of Plan-Based Awards table appearing later in this Proxy Statement contains the details of the 2008 restricted stock awards to our NEOs. Based upon our 2008 results of operations, the Compensation Committee determined and, as required by Section 162(m), certified that at $2.55 per share the Company had achieved the adjusted EPS target for 2008 ($2.48 per share) and the adjusted earning per diluted share target for the 2007 restricted stock awards ($2.26 per share). Thus, the first one-third of the performance-based restricted stock awards made to our NEOs in 2008, and the second one-third of the performance-based restricted stock awards made to our NEOs in 2007, vested upon such certification.

Other Compensation

        The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall compensation program for our NEOs. We offer our NEOs the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program, both of which include Company matching contributions. The Compensation Committee views these deferral programs more as individual retirement planning options for our NEOs and not as a long-term compensation program. The amount of our contributions for each NEO is reported in footnote (7) to the Summary Compensation Table appearing later in this Proxy Statement, along with the details of various items of other NEO compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table contains information concerning compensation earned by the Company's Chief Executive Officers, Chief Financial Officers, and two other most highly compensated executive officers for 2008, 2007 and 2006. All dollar values have been rounded to the nearest whole dollar.

Name and Principal Position(1)	Year	Salary(4)	Bonus	Stock Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total
Peter E. Kalan—	2008	$500,000	$—	$903,207	$536,085	$35,885	$1,975,177
President and Chief	2007	$425,000	$—	$504,313	$257,391	$41,381	$1,228,085
Executive Officer(2)(3)	2006	$425,000	$—	$1,008,370	$320,981	$39,440	$1,793,791
Robert M. Scott—	2008	$438,000	$—	$880,473	$323,559	$23,125	$1,665,157
Executive Vice President	2007	$425,000	$—	$857,250	$251,972	$24,714	$1,558,936
and Chief Operating	2006	$325,000	$—	$511,376	$345,456	$114,384	$1,296,216
Officer
Randy R. Wiese—	2008	$335,000	$—	$702,176	$216,709	$21,778	$1,275,663
Executive Vice President	2007	$325,000	$—	$535,029	$170,584	$23,342	$1,053,955
and Chief Financial	2006	$236,408	$—	$174,904	$163,638	$23,034	$597,984
Officer(3)
Joseph T. Ruble—	2008	$280,000	$—	$516,581	$182,997	$32,194	$1,011,772
Executive Vice President,	2007	$270,000	$—	$369,035	$111,308	$27,837	$778,180
General Counsel,	2006	$253,702	$—	$153,240	$117,253	$22,577	$546,772
Corporate Secretary
and Chief Administrative
Officer

(1)
Each of the executive officers of the Company named in this table has or had a written employment agreement with the Company. The material terms of each employment agreement are summarized below.

(2)
On December 29, 2007, Mr. Kalan, Executive Vice President-Business and Corporate Development, became the President and Chief Executive Officer.

(3)
Mr. Kalan served as Executive Vice President and Chief Financial Officer until April 2006, when he was appointed Executive Vice President-Business and Corporate Development. Mr. Wiese succeeded Mr. Kalan as Executive Vice President and Chief Financial Officer in April 2006.

(4)
This column reflects the base salaries earned during 2008, 2007 and 2006 by the persons named in this table.

(5)
This column reflects the 2008, 2007 and 2006 stock-based compensation expense related to restricted stock awards granted before or during 2008 to the persons named in this table, computed in accordance with SFAS 123R without considering the impact of forfeitures. See Notes 2 and 12 to the consolidated financial statements contained in the Company's 2008 Form 10-K for additional discussion of the Company's equity compensation plans.

(6)
This column reflects annual performance bonus amounts earned by the persons named in this table for services performed during 2008, 2007 and 2006. Such amounts were paid during the first quarter of the following year and were calculated as follows:

	Peter E. Kalan	Robert M. Scott	Randy R. Wiese	Joseph T. Ruble
2008
Base salary at December 31, 2008	$500,000	$438,000	$335,000	$280,000
2008 bonus target percentage(a)	110.0%	75.0%	65.0%	65.0%

	550,000	328,500	217,750	182,000
2008 bonus payout percentage(b)	102.6%	102.6%	102.6%	102.6%

	564,300	337,041	223,412	186,732
Personal objectives percentage(c)	95.0%	96.0%	97.0%	98.0%

Totals	$536,085	$323,559	$216,709	$182,997

2007
Base salary at December 31, 2007	$425,000	$425,000	$325,000	$270,000
2007 bonus target percentage(d)	75.0%	75.0%	65.0%	50.0%

	318,750	318,750	211,250	135,000
2007 bonus payout percentage(e)	85.0%	85.0%	85.0%	85.0%

	270,938	270,938	179,563	114,750
Personal objectives percentage(f)	95.0%	93.0%	95.0%	97.0%

Totals	$257,391	$251,972	$170,584	$111,308

2006
Base salary at December 31, 2006	$425,000	$325,000	$250,000	$258,750
2006 bonus target percentage(g)	75.0%	75.0%	65.0%	45.0%

	318,750	243,750	162,500	116,438
2006 bonus payout percentage(h)	106.0%	106.0%	106.0%	106.0%

	337,875	258,375	172,250	123,424
Personal objectives percentage(i)	95.0%	133.7%	95.0%	95.0%

Totals	$320,981	$345,456	$163,638	$117,253

    (a)
    Pursuant to the Company's Performance Bonus Program, on February 22, 2008, the Compensation Committee of the Board of Directors identified Messrs. Kalan, Scott, Wiese, and Ruble as participants in a 2008 Performance Bonus Plan (the "2008 Plan") and established performance goals for the purposes of the 2008 Plan. Such performance goals consisted of the attainment by the Company and its subsidiaries on a consolidated basis of (i) not less than a specified minimum level of total revenue for 2008 and (ii) not less than a specified minimum level of operating income for 2008. If either total revenue or operating income fell below the minimum specified level for 2008, then no bonus awards would have been paid under the 2008 Plan. Revenue and operating income are determined by reference to the Company's audited consolidated financial statements for 2008. The employment agreements of the persons named in this table (see Footnote (1) to this table) provide that such persons are to have the opportunity to earn, as annual incentive bonuses, specified minimum percentages of their base salaries as follows: Mr. Kalan—50%; Mr. Scott—65%; Mr. Wiese—65%; and Mr. Ruble—40%.

    (b)
    The 2008 incentive bonus payout percentage was based upon the combined levels of the Company's achievement of pre-established targets for 2008 total revenue and operating income.

    (c)
    The 2008 personal objectives percentage was based upon the level of achievement of each individual's personal performance objectives for 2008, as determined by the Compensation Committee of the Board. As a result of the 2008 personal objectives, the total annual performance amounts were reduced for Messrs. Kalan, Scott, Wiese and Ruble by $28,215, $13,482, $6,703, and $3,735, respectively.

    (d)
    Pursuant to the Company's Performance Bonus Program, on March 27, 2007, the Compensation Committee of the Board of Directors identified Messrs. Kalan, Scott, Wiese and Ruble as participants in a 2007 Performance Bonus Plan (the "2007 Plan") and established performance goals for the purposes of the 2007 Plan. Such performance goals consisted of the attainment by the Company and its subsidiaries on a consolidated basis of (i) not less than a specified minimum level of total revenue for 2007 and (ii) not less than a specified minimum level of operating income for 2007. If either total revenue or operating income fell below the minimum specified level for 2007, then no bonus awards would have been paid under the 2007 Plan. Revenue and operating income are determined by reference to the Company's audited consolidated financial statements for 2007. The employment agreements of the persons named in this table (see Footnote (1) to this table) provide that such persons are to have the opportunity to earn, as annual incentive bonuses, specified minimum percentages of their base salaries as follows: Mr. Kalan—50%; Mr. Scott—65%; Mr. Wiese—65%; and Mr. Ruble—40%.

    (e)
    The 2007 incentive bonus payout percentage was based upon the combined levels of the Company's achievement of pre-established targets for 2007 total revenue and operating income. The operating income amount used in the 2007 incentive bonus payout percentage calculation included a proforma adjustment to reduce operating expenses by approximately $1.2 million, representing the incremental impact on operating expenses of the retirement of our former president and CEO in December 2007.

    (f)
    The 2007 personal objectives percentage was based upon the level of achievement of each individual's personal performance objectives for 2007, as determined by the Compensation Committee of the Board. As a result of the 2007 personal objectives, the total annual performance amounts were reduced for Messrs. Kalan, Scott, Wiese and Ruble by $13,547, $18,966, $8,979 and $3,442, respectively.

    (g)
    Pursuant to the Company's Performance Bonus Program, the Compensation Committee of the Board of Directors identified Messrs. Kalan and Scott in November 2005 and Mr. Wiese in April 2006 (when he became Executive Vice President and Chief Financial Officer) as participants in a 2006 Performance Bonus Plan (the "2006 Plan") and established performance goals for the purposes of the 2006 Plan. Such performance goals consisted of the attainment by the Company and its subsidiaries on a consolidated basis of (i) not less than a specified minimum level of total revenue for 2006 and (ii) not less than a specified minimum level of operating income for 2006. If either total revenue or operating income fell below the minimum specified level for 2006, then no bonus awards would have been paid under the 2006 Plan. Revenue and operating income are determined by reference to the Company's audited consolidated financial statements for 2006.

    (h)
    The 2006 incentive bonus payout percentage was based upon the combined levels of the Company's achievement of pre-established targets for 2006 revenue and operating income.

    (i)
    The 2006 personal objectives percentage was based upon the level of achievement of each individual's personal performance objectives for 2006, as determined by the Board based upon the recommendation of the Compensation Committee. As a result of the 2006 personal objectives, the total annual performance amounts were reduced for Messrs. Kalan, Wiese and Ruble by $16,894, $8,612, and $6,171, respectively. Mr. Scott's percentage reflects his performance as Chief Operating Officer of the Company, a position to which he was appointed in August 2006, and as a result, his total annual performance amount was increased by $87,081. The Compensation Committee recommended and the Board approved a personal objective percentage for Mr. Scott for 2006 to reflect both his assumption of substantial additional responsibilities and the quality of his performance in his new position. Further, Mr. Scott received no increase in his base salary, no increase in his target bonus nor any equity award at the time of his promotion. Thus, Mr. Scott performed his duties in his new position for over four months without additional remuneration. Mr. Scott's new duties also required that he spend considerable amount of time at the Company's headquarters in Denver, Colorado when his primary residence was Omaha, Nebraska. As a result, Mr. Scott incurred certain additional expenses associated with procuring and maintaining a second residence near the Company's headquarters.

(7)
This column reflects 2008, 2007 and 2006 compensation of the persons named in this table that is not properly reportable in any other column of this table. Details of the "All Other Compensation" are as follows:

Compensation Item	Peter E. Kalan	Robert M. Scott	Randy R. Wiese	Joseph T. Ruble
2008
Company 401(k) retirement plan contributions	$14,950	$11,500	$14,693	$14,693
Company Wealth Accumulation Plan contributions	7,184	—	6,250	6,250
Financial planning benefits	2,000	1,850	745	2,000
Other perquisites	2,590	258	90	90
Tax reimbursements	9,161	9,517	—	9,161

Totals	$35,885	$23,125	$21,778	$32,194

2007
Company 401(k) retirement plan contributions	15,517	12,375	15,750	15,643
Company Wealth Accumulation Plan contributions	6,250	—	6,250	6,250
Financial planning benefits	8,995	1,880	710	3,860
Other perquisites	90	258	90	90
Tax reimbursements	10,529	10,201	542	1,994

Totals	$41,381	$24,714	$23,342	$27,837

2006
Company 401(k) retirement plan contributions	$9,900	$9,900	$13,802	$9,729
Company Wealth Accumulation Plan contributions	6,563	4,063	6,250	6,250
Financial planning benefits	11,844	1,450	1,640	4,416
Relocation expense reimbursements	—	50,079	—	—
Other perquisites	90	257	90	90
Tax reimbursements	11,043	48,635	1,252	2,092

Totals	$39,440	$114,384	$23,034	$22,577

  Grants of Plan-Based Awards

        The following table contains information concerning grants of non-equity and equity plan-based awards by the Company during 2008 to the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar.

									All Other Stock Awards(3)
											Grant Date Fair Value of Stock Awards
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)					Number of Shares of Stock
Name	Grant Date	Threshold	Target (100%)	Maximum	Grant Date	Threshold	Target (100%) (shares)	Maximum (shares)	Grant Date
Peter E. Kalan	February 22, 2008	$385,000	$550,000	$1,100,000	February 22, 2008	Stock Price or EPS	50,000	50,000	February 22, 2008	50,000	$589,500
Robert M. Scott	February 22, 2008	$229,950	$328,500	$657,000	February 22, 2008	Stock Price or EPS	20,000	20,000	February 22, 2008	20,000	$235,800
Randy R. Wiese	February 22, 2008	$152,425	$217,750	$435,500	February 22, 2008	Stock Price or EPS	20,000	20,000	February 22, 2008	20,000	$235,800
Joseph T. Ruble	February 22, 2008	$127,400	$182,000	$364,000	February 22, 2008	Stock Price or EPS	17,500	17,500	February 22, 2008	17,500	$206,325

(1)
The actual amounts earned for 2008 are reported in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation". The award amounts assume the executive officers had achieved 100% of their personal performance objectives (see Footnote (6) to the Summary Compensation table).

(2)
All restricted stock awards considered "equity incentive plan awards" are performance-based awards granted under the Company's 2005 Stock Incentive Plan. To vest in awards, the executives must attain objective performance goals based upon one or more of the following business criteria applicable to the Company: net income, adjusted net income, operating income, adjusted operating income, revenue, adjusted revenue, earnings, adjusted earnings, gross margin, return on stockholders' equity, stock price, earnings per share, adjusted EPS, and cash flow. The Compensation Committee of the Board of Directors of the Company must certify in writing that the performance goals and any other material terms applicable to such performance-based awards have been attained. The performance-based restricted stock awards granted in February 2008 vest, if at all, in three approximately equal installments over a three-year period consisting of 2008, 2009 and 2010, and the objective performance goals are based upon either (i) a specified adjusted EPS target or (ii) a specified Company stock price. However, all unvested performance-based restricted stock awards covered by these grants automatically vest upon an involuntary (on the part of the executive) termination of the executive's employment without cause after a change of control of the Company. On February 18, 2009, the Compensation Committee of Board of Directors certified the 2008 Performance Bonus Plan Goal at 102.6%. This certification was contingent upon the Company's Chief Financial Officer's validation that the 2008 financial results presented to the Compensation Committee did not deviate from the financial results reported in the Company's 2008 Form 10-K. On March 3, 2009 the Company's Chief Financial Officer confirmed that there were not any deviations.

(3)
All restricted stock awards considered "all other stock awards" are non-performance-based awards granted under the Company's 2005 Stock Incentive Plan. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date. However, all unvested restricted shares covered by these grants automatically vest upon an involuntary (on the part of the executive) termination of the executive's employment without cause after a change of control of the Company.

  Outstanding Equity Awards at December 31, 2008

        The following table contains information concerning all stock options and unvested restricted stock held at December 31, 2008, by the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar.

	Stock Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(3)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
Peter E. Kalan	22,450	$9.11	March 5, 2013	$77,500	$1,353,925	$63,333	$1,106,428
Robert M. Scott	—	—	—	$61,250	$1,070,038	$33,333	$582,328
Randy R. Wiese	—	—	—	$51,500	$899,705	$33,333	$582,328
Joseph T Ruble	—	—	—	$40,000	$698,800	$25,833	$451,303

(1)
The stock option set forth in this column was granted to Mr. Kalan on March 5, 2003, under the Company's 1996 Stock Incentive Plan.

(2)
These columns reflect the market value of restricted stock awards that have not vested as of December 31, 2008. The market value was computed by multiplying the number of shares of restricted stock that have not vested as of December 31, 2008, by the closing price of the Company's common stock on December 31, 2008 ($17.47).

(3)
Detailed information relating to the non-performance-based unvested restricted stock awards as of December 31, 2008, and whether the restricted stock awards were granted under the Company's 1996 Stock Incentive Plan, 2001 Stock Incentive Plan or 2005 Stock Incentive Plan is as follows:

Name	Grant Date	Plan Granted Under	Unvested Shares	Vesting Dates	Shares Vesting
Peter E. Kalan	January 10, 2006	2005 Plan	12,500	January 10, 2009	6,250
				January 10, 2010	6,250
	March 27, 2007	2005 Plan	15,000	March 27, 2009	5,000
				March 27, 2010	5,000
				March 27, 2011	5,000
	February 22, 2008	2005 Plan	50,000	February 22, 2009	12,500
				February 22, 2010	12,500
				February 22, 2011	12,500
				February 22, 2012	12,500
		Total	77,500

Robert M. Scott	January 11, 2005	1996 Plan	6,250	January 11, 2009	6,250
	January 10, 2006	2005 Plan	20,000	January 10, 2009	10,000
				January 10, 2010	10,000
	March 27, 2007	2005 Plan	15,000	March 27, 2009	5,000
				March 27, 2010	5,000
				March 27, 2011	5,000
	February 22, 2008	2005 Plan	20,000	February 22, 2009	5,000
				February 22, 2010	5,000
				February 22, 2011	5,000
				February 22, 2012	5,000
		Total	61,250

Randy R. Wiese	February 24, 2005	1996 Plan	1,500	February 24, 2009	1,500
	January 10, 2006	2005 Plan	11,250	January 10, 2009	5,625
				January 10, 2010	5,625
	May 17, 2006	2005 Plan	3,750	May 17, 2009	1,875
				May 17, 2010	1,875
	March 27, 2007	2005 Plan	15,000	March 27, 2009	5,000
				March 27, 2010	5,000
				March 27, 2011	5,000
	February 22, 2008	2005 Plan	20,000	February 22, 2009	5,000
				February 22, 2010	5,000
				February 22, 2011	5,000
				February 22, 2012	5,000
		Total	51,500

Joseph T. Ruble	February 24, 2005	1996 Plan	1,875	February 24, 2009	1,875
	January 10, 2006	2001 Plan	11,250	January 10, 2009	5,625
				January 10, 2010	5,625
	March 27, 2007	2005 Plan	9,375	March 27, 2009	3,125
				March 27, 2010	3,125
				March 27, 2011	3,125
	February 22, 2008	2005 Plan	17,500	February 22, 2009	4,375
				February 22, 2010	4,375
				February 22, 2011	4,375
				February 22, 2012	4,375
		Total	40,000

(4)
All performance-based restricted stock awards were granted under the Company's 2005 Plan. The restricted stock awards will vest only when and if certain pre-established performance goals for a particular year are met and the Compensation Committee of the Board certifies that such goals have been met (which is anticipated to occur around March 1 of the following year). Detailed information relating to the performance-based unvested restricted stock awards as of December 31, 2008 is as follows:

Name	Grant Date	Plan Granted Under	Unvested Shares	Approximate Vesting Dates	Shares Vesting
Peter E. Kalan	May 25, 2007	2005 Plan	13,333	March 1, 2009	6,667
				March 1, 2010	6,666
	February 22, 2008	2005 Plan	50,000	March 1, 2009	16,667
				March 1, 2010	16,667
				March 1, 2011	16,666
		Total	63,333

Robert M. Scott	May 25, 2007	2005 Plan	13,333	March 1, 2009	6,667
				March 1, 2010	6,666
	February 22, 2008	2005 Plan	20,000	March 1, 2009	6,667
				March 1, 2010	6,667
				March 1, 2011	6,666
		Total	33,333

Randy R. Wiese	May 25, 2007	2005 Plan	13,333	March 1, 2009	6,667
				March 1, 2010	6,666
	February 22, 2008	2005 Plan	20,000	March 1, 2009	6,667
				March 1, 2010	6,667
				March 1, 2011	6,666
		Total	33,333

Joseph T. Ruble	May 25, 2007	2005 Plan	8,333	March 1, 2009	4,167
				March 1, 2010	4,166
	February 22, 2008	2005 Plan	17,500	March 1, 2009	5,834
				March 1, 2010	5,833
				March 1, 2011	5,833
		Total	25,833

  Option Exercises and Stock Vested

        The following table contains information concerning shares of restricted stock which vested in the persons named in the Summary Compensation Table during 2008. All dollar values have been rounded to the nearest whole dollar. None of such persons exercised any stock options during 2008.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter E. Kalan	17,917	$213,800
Robert M. Scott	39,583	$476,654
Randy R. Wiese	20,667	$246,740
Joseph T. Ruble	14,792	$178,818

    (1)
    This column reflects the total dollar value realized upon the vesting of restricted stock during 2008. The total dollar value realized was computed by summing the dollar value realized for each share of restricted stock that vested. The dollar value realized for each share of restricted stock that vested was the closing market price of the Common Stock on the date of vesting.

  Non-Qualified Deferred Compensation

        The following table contains information concerning contributions, earnings, withdrawals and account balances for the persons named in the Summary Compensation Table related to the Company's

Wealth Accumulation Plan (the "Wealth Plan"). All dollar values have been rounded to the nearest whole dollar.

Name	Aggregate Balance at December 31, 2007	Executive Contributions in 2008(1)(5)	Company Contributions in 2008(2)(6)	Aggregate Earnings (Losses) in 2008(3)	Aggregate Withdrawals / Distributions in 2008(4)	Aggregate Balance at December 31, 2008(7)
Peter E. Kalan	$413,980	$37,855	$7,184	$(103,617)	$—	$355,402
Robert M. Scott	$283,643	$—	$—	$(32,449)	$—	$251,194
Randy R. Wiese	$344,908	$25,588	$6,250	$(108,416)	$73,822	$194,508
Joseph T. Ruble	$153,155	$27,827	$6,250	$(69,968)	$—	$117,264

(1)
Pursuant to the Wealth Plan (an elective, non-qualified and unfunded deferred compensation plan for certain executive employees of the Company), each executive officer may make the following compensation deferral elections prior to December 15 of the year preceding the year for which the deferral is to be effective: (i) up to 25% of the executive officer's base salary payable during the particular calendar year and (ii) up to 100% of the executive officer's cash bonus payable for the particular year, not to exceed an aggregate maximum deferral of $700,000 for any one year.

(2)
The Wealth Plan provides for the Company to credit each participant's deferral account with an amount equal to 25% of the participant's aggregate deferral amount for a particular year, up to a maximum Company credit of $6,250 for such year. The Wealth Plan provides that the Company credit occurs on the basis of payroll periods while the participant's election relates to the year in which the deferred amounts are earned.

(3)
Pursuant to the Wealth Plan, the Company allocates (as a bookkeeping entry) both a participant's deferral amounts credited to the participant's Wealth Plan account and the Company's credits to such account to one or more deemed investment options (selected by the participant) consisting of various mutual funds selected by the Company. On a periodic basis, the Company then credits (decreases) the participant's account on its books with a number of units of each deemed investment based on the net asset values of the corresponding mutual funds. The Aggregate Balance at December 31, 2008, shown in this table for each participant represents the value of the participant's account based on the December 31, 2008, net asset values of the mutual funds selected by the participant for the participant's deemed investments multiplied by the respective numbers of units of such mutual funds credited as deemed investments to the participant's account as of such date. The Aggregate Earnings (Losses) in 2008 shown in this table for each participant represent the 2008 performance of the deemed investments selected by the participant because the value of a participant's Wealth Plan account at any time is based on the value of the deemed investments selected by the participant, the participant's account "earnings" are not meaningful other than as an indication of the performance of a deemed investment as reflected in its unit value on a particular day.

(4)
In 2001, with respect to his deferral for 2002, Mr. Wiese elected a pre-termination distribution of his account balance to be paid to him over a 60-month period. The first monthly payment was made in February 2007.

(5)
The amounts reflected in this column are included in full either in the "Salary" column or in the "Non-Equity Incentive Plan Compensation" column (or partly in both columns) of the Summary Compensation Table in this Proxy Statement.

(6)
The amounts reflected in this column are included in the "All Other Compensation" column of the Summary Compensation Table in this Proxy Statement.

(7)
Under the terms of the Wealth Plan, all of the NEOs are fully vested in their Wealth Plan account balances. A certain portion of Mr. Wiese's Wealth Plan account balance is being distributed to him in 60 monthly installments which began in February 2007. Each of Messrs. Kalan, Scott and Ruble has elected to receive (or to have his beneficiaries receive in the event of his death) the value of his Wealth Plan account upon the termination of his employment or upon his death either in a lump-sum or in monthly payments over a period of not more than 180 months.

Employment Agreements

        The Company entered into employment agreements with Mr. Kalan in January 2001, with Mr. Scott in June 2005, with Mr. Wiese in April 2006 and with Mr. Ruble in January 2001. These employment agreements were amended several times subsequent to their original dates. In May 2008, the Company entered into restated employment agreements with these individuals to reflect the terms of the original agreements and all amendments thereto. Subsequently, the restated employment agreements were amended in August 2008.

        Mr. Kalan's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 50% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Kalan's current annual base salary is $500,000, and his current incentive bonus target is 110% of his base salary.

        Mr. Scott's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Scott's current annual base salary is $438,000, and his current incentive bonus target is 75% of his base salary.

        Mr. Wiese's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Wiese's current annual base salary is $335,000, and his current incentive bonus target is 65% of his base salary.

        Mr. Ruble's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 45% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Ruble's current annual base salary is $280,000, and his current incentive bonus target is 65% of his base salary.

        Each of the restated employment agreements will terminate upon the executive's death, and the Company may terminate the employment of the executive in the event of his disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the employment of the executive for "cause", the definition of which appears below. In the cases of death or disability, the executive (or his estate) would be entitled to receive his base salary through the employment termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and a pro rata portion of his annual incentive bonus for the year in which his employment terminates. In the case of termination for cause, the executive is not entitled to receive any salary after the employment termination date or any portion of his incentive bonus for the year in which his employment terminates. If the executive voluntarily resigns prior to the termination of his employment agreement, then he is entitled to receive only his base salary through the employment termination date and any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date (unless such date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination).

        If the Company terminates the employment of the executive without cause prior to a change of control of the Company, then the Company must continue to pay such person's base salary for two years after the termination in the case of Mr. Kalan and one year after the termination in the cases of Messrs. Scott, Wiese and Ruble (in each case, less compensation received from another employer), any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and an additional amount equal to a specified percentage of such person's base salary (160% in the case of Mr. Kalan, 125% in the case of Mr. Scott, and 115% in the cases of Messrs. Wiese and Ruble, and in each case, one-half is payable within 30 days of the termination and the other one-half payable one year after the termination). If the termination without cause occurs after a change of control of the Company, then the Company must pay the executive's base salary for two years after the termination (in a lump sum within 30 days after the termination and without regard to other employment), any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and an additional amount equal to a specified percentage of such person's base salary (210% in the case of Mr. Kalan, 175% in the case of Mr. Scott, and 165% in the cases of Messrs. Wiese and Ruble, and in each case payable in a lump sum within 30 days after the termination). Additional information with respect to the matters discussed in this paragraph appears under "Potential Payments Upon Termination of Employment" later in this Proxy Statement.

        The restated employment agreements contain provisions relating to a constructive termination (consisting of a material change in the executive's duties and responsibilities or assignment to the executive of materially inappropriate duties and responsibilities, in either case without the executive's written consent) but require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. If a constructive termination occurs, then the executive is entitled to the same compensation as if the Company had terminated his employment without cause (either before or after a change of control of the Company, as the case may be).

        If the Company terminates the executive's employment because of the executive's disability, then the executive is entitled to continue his participation in the Company's group medical and hospital insurance, dental insurance, life insurance and long-term care insurance plans (the "Group Plans"), to the extent permitted by the Group Plans or applicable governmental regulations, until the first to occur of the cessation of such disability, the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. If the Company terminates the executive's employment without cause prior to a change of control, then the executive is entitled to continue his participation in the Group Plans for two years after the effective date of such termination in the case of Mr. Kalan and one year after the effective date of such termination in the cases of Messrs. Scott, Wiese, and Ruble, to the extent permitted by the Group Plans or applicable governmental regulations, or until his receipt of substantially equivalent benefits from another employer, whichever occurs first; if the termination without cause occurs after a change of control, then the potential period of continued participation in the Group Plans is two years rather than one year for all of the executives. In the case of a constructive termination, the executive's continued participation in the Group Plans is on the same basis as if the Company had terminated the executive's employment without cause (either before or after a change of control of the Company, as the case may be).

        For purposes of the restated employment agreements with Messrs. Scott and Wiese, "cause" means (i) the executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) the executive's certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies on the part of the executive, (iii) the executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel, (iv) the executive's excessive absenteeism (other than by reason of physical injury, disease or mental illness) without a reasonable justification and failure on the part of the executive to cure such absenteeism within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth the particulars of such absenteeism, (v) material violation by the executive of his nondisclosure obligations under the employment agreement, (vi) habitual and material negligence by the executive in the performance of his duties and responsibilities under the employment agreement and failure on the part of the executive to cure such negligence within 20 days after his receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such negligence, (vii) material non-compliance by the executive with his performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (viii) material failure by the executive to comply with a lawful directive of the Board or the chief executive officer of the Company and failure to cure such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (ix) a material breach by the executive of any of his fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the executive's failure to cure such breach within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such breach or (x) willful misconduct or fraud on the part of the executive in the performance of the executive's duties under the employment agreement as determined in good faith by the Board. The definition of "cause" in the restated employment agreements with Messrs. Kalan and Ruble do not contain clauses (ii) and (iii) in the foregoing list of events constituting "cause". In no event will the results of operations of the Company or any business judgment made in good faith by the executive constitute an independent basis for termination for cause of the executive's employment under the employment agreement. Any termination of the executive's employment for cause must be authorized by a majority vote of the Board taken not later than six months (in the cases of Messrs. Scott and Wiese) or nine months (in the cases of Messrs. Kalan and Ruble) after a majority of the members of the Board (other than the executive) have actual knowledge of the occurrence of the event or conduct constituting the cause for such termination. For purposes of the unvested restricted stock discussed below, the definition of "cause" is the same as the definition in the restated employments agreements with Messrs. Scott and Wiese.

        For purposes of the restated employment agreements and the unvested restricted stock discussed below, a "change of control" of the Company generally includes (i) the merger or consolidation of the Company into another corporation, (ii) the acquisition of 30% or more of the outstanding Common Stock by any person, entity, or group of persons, (iii) a "going private" transaction involving the Company, (iv) the sale or other disposition of all or substantially all of the Company's property and assets, (v) the disposition to a third party of a major portion or portions of the Company's business measured either by the consideration received as a percentage of the market value of the Common Stock or by the revenues of the Company represented by the business being sold and (vi) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The preceding sentence is qualified by reference to the actual more detailed definition of "change of control" contained in the applicable agreements between the Company and Messrs. Kalan, Scott, Wiese, and Ruble, respectively.

Potential Payments Upon Termination of Employment

        The closing market price of the Common Stock on December 31, 2008, was $17.47 per share.

        Assuming that the executive's death, the termination of the executive's employment by reason of his disability or the executive's voluntary resignation occurred on December 31, 2008, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2008 but no further cash payments or benefits from the Company except as provided in the following sentence. In the case of a termination of the executive's employment by reason of his disability, the executive would be entitled to the continuation of group medical, dental, life and long-term disability insurance until the first to occur of the cessation of such disability, the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. The monthly premiums at December 31, 2008, for such insurance coverages were $1,402 for Mr. Kalan (age 49), $1,045 for Mr. Scott (age 58), $1,435 for Mr. Wiese (age 49) and $1,435 for Mr. Ruble (age 48).

        Assuming that the termination of the executive's employment for cause occurred on December 31, 2008, the executive would be entitled to receive his base salary through the termination date and any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date but no further cash payments or benefits from the Company.

Termination Without Cause Prior to a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2008, without cause (including a constructive termination) prior to a change of control of the Company, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2008. In addition, the executive would be entitled to receive the payments and benefits shown in the following table:

Payment or Benefit	Kalan	Scott	Wiese	Ruble	Totals
Base salary(1)	$1,000,000	$438,000	$335,000	$280,000	$2,053,000
Additional amount of base salary(2)	800,000	547,500	385,250	322,000	2,054,750
Group medical, dental, life and long-term disability benefits(3)	33,640	12,540	17,222	17,222	80,624

	$1,833,640	$998,040	$737,472	$619,222	$4,188,374

(1)
Base salary amount (two years for Mr. Kalan and one year for the other executive officers) would be reduced by any compensation received from another employer and is payable ratably over the 24 months following the termination of employment for Mr. Kalan and over the 12 months following the termination of employment for the other executive officers.

(2)
Amount payable 50% no later than 30 days after the effective date of termination of employment, and the other 50%, without interest, one year after the effective date of termination of employment.

(3)
Amount represents premiums based upon monthly premium being paid as of December 31, 2008, payable for 24 months following termination of employment for Mr. Kalan and over 12 months following termination of employment for the other executive officers. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

Termination Without Cause After a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2008, without cause (including a constructive termination) after a change of control of the Company, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2008. In addition, the executive would be entitled to receive the payments and benefits shown in the following table (which include the value of 140,833; 94,583; 84,833; and 65,833 unvested shares of restricted stock held, respectively, by Messrs. Kalan, Scott, Wiese and Ruble on December 31, 2008, which would vest upon such termination of employment without cause after a change of control):

Payment or Benefit	Kalan	Scott	Wiese	Ruble	Totals
Base salary(1)	$1,000,000	$876,000	$670,000	$560,000	$3,106,000
Additional amount of base salary(1)	1,050,000	766,500	552,750	462,000	2,831,250
Group medical, dental, life and long-term disability benefits	33,640	25,080	34,444	34,444	127,608
Acceleration of vesting of restricted stock awards(3)	2,460,353	1,652,365	1,482,033	1,150,103	6,744,854

	$4,543,993	$3,319,945	$2,739,227	$2,206,547	$12,809,712

(1)
Amount payable in a lump sum within 30 days after the termination of employment without regard to other employment.

(2)
Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2008. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

(3)
Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment after a change of control, multiplied by the closing market price of the Common Stock on December 31, 2008 ($17.47).

        If any of the payments required to be made to Messrs. Kalan, Scott, Wiese or Ruble upon a termination of employment without cause (including a constructive termination) prior to or after a change of control of the Company constitute "excess parachute payments" under Section 280G (the Golden Parachute provision) of the Internal Revenue Code of 1986 and the executive becomes liable for any excise tax on such payments (and any interest or penalties on such excise tax), then the Company must pay to the executive (i) the amount of such excise tax, interest and penalties (the initial "gross-up payment") and (ii) a series of additional amounts equal to the income, excise and other taxes for which the executive would become liable as a result of the initial "gross-up payment" and each such additional "gross-up payment". The Company has similar obligations to the executives in the case of accelerated vesting of restricted shares of Common Stock as a result of a termination of employment without cause (including a constructive termination) after a change of control. The Company believes that payments in the amounts set forth in the immediately preceding table would not constitute "excess parachute payments".

        Each restated employment agreement described above contains provisions (i) restricting the disclosure by the executive of confidential information of the Company during the term of the agreement and thereafter, (ii) restricting the executive from soliciting employees of the Company for employment with another employer for a period of one year after the termination of the executive's employment with the Company and (iii) restricting the executive from engaging in various activities directly or indirectly involving competition with the Company for a period of one year after the termination of the executive's employment with the Company. Each agreement authorizes the Company to seek injunctive relief to prevent a violation or potential violation of the restrictive provisions described in this paragraph, and the Company also can exercise any other rights and remedies that might be available to the Company in the particular circumstances.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee Report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent that the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement and is required by Item 402(b) of SEC Regulation S-K.

        Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

                      Frank V. Sica, Chairman
                      Ronald H. Cooper
                      Donald V. Smith
                      James A. Unruh

                      Compensation Committee of the Board of Directors

 PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of KPMG LLP served as the Company's independent registered public accounting firm for 2008 and has been appointed by the Company's Audit Committee to serve in such capacity for 2009. The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

        The following table sets forth (i) as "Audit Fees" the aggregate fees billed by KPMG LLP for 2008 and 2007 for professional services rendered for audits of the Company's annual consolidated financial statements and reviews of financial statements included in the Company's quarterly reports on Form 10-Q as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company's internal control over financial reporting, (ii) as "Audit-Related Fees" the aggregate fees billed by KPMG LLP in 2008 and 2007 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company's financial statements that are not reported under "Audit Fees," and (iii) as "Tax Fees" the aggregate fees billed by KPMG LLP in 2008 and 2007 for federal, state and foreign tax compliance, tax advice and tax planning services:

	2008	2007
Audit Fees	$732,061	$706,927
Audit-Related Fees	—	—
Tax Fees	12,576	23,093

Total:	$744,637	$730,020

        Other than as reported above, no other fees were billed by KPMG LLP for 2008 or 2007.

Pre-Approval Policies and Procedures

        The Charter of the Company's Audit Committee requires the Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company's independent registered public accounting firm. The Audit Committee has delegated to the chairman of the Committee the authority to perform the Committee's responsibilities with respect to such approvals. The Audit Committee chairman is required to report to the Committee at its next meeting on the manner in which such delegated performance was carried out by him. Each year since 2003, the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by the chairman of the Committee pursuant to the delegated authority referred to above.

        Although the Company's Audit Committee is directly responsible for the appointment of the Company's independent registered public accounting firm, the Board is requesting the Company's stockholders to ratify the Audit Committee's appointment of KPMG LLP to serve in such capacity for 2009 so that the Company will have the benefit of its stockholders' views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2009. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2009 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2009 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the effect of a "no" vote with respect to such matter.

The Board Recommends that Stockholders
Vote FOR Ratification of the Appointment of KPMG LLP as the
Company's Independent Registered Public Accounting Firm for 2009.

REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent that the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The purpose of the Audit Committee, as set forth in its Charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

        We have implemented procedures to assure that the Audit Committee performs each of its responsibilities under its Charter. During 2008, and thereafter through the completion of the audit of the Company's financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company's independent registered public accounting firm.

        We reviewed and discussed both with management of the Company and with the Company's independent registered public accounting firm, KPMG LLP, the Company's audited consolidated financial statements for 2008.

        We also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and have discussed with KPMG LLP its independence.

        Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited consolidated financial statements of the Company for 2008 be included in the Company's Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission. The purpose of the Audit Committee, as set forth in its Charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

                      Bernard W. Reznicek, Chairman
                      Donald B. Reed
                      Janice I. Obuchowski

                      Audit Committee of the Board of Directors

 RELATED PARTY TRANSACTIONS

        Our Audit Committee Charter, as amended August 14, 2007, requires the Audit Committee to review and approve all related party transactions. For purposes of the charter, the term "related party transactions" includes all transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. As defined by Item 404, a "related party transaction" is generally any effected or proposed transaction, arrangement or relationship in which:

  (i)
  The Company was or is to be a participant;

  (ii)
  The amount involved exceeds or is expected to exceed $120,000; and

  (iii)
  Any "related person" has an interest.

        "Related person" generally means:

  •
  A director or director nominee of the Company;

  •
  An executive officer of the Company;

  •
  A stockholder who is known to be the beneficial owner of more than 5% of our common stock; or

  •
  Any "immediate family member" of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. "Immediate family members" include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person's household.

  •
  Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

        Since the beginning of January 1, 2008, there were no transactions, and there are not any currently proposed transactions, in which the Company was or is a participant with any related person, which would be required to be disclosed pursuant to Item 404 of Regulation S-K, other than as described in this Proxy Statement.

OTHER MATTERS

        Because no stockholder has given the Company timely written notice of business not discussed in this Proxy Statement which such stockholder intends to bring before the Annual Meeting, under the bylaws of the Company no stockholder may properly bring any other business before the Annual Meeting. As of the date of this Proxy Statement, the Company does not know of any matter that may come before the Annual Meeting other than the matters discussed in this Proxy Statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Under the bylaws of the Company, a stockholder who wishes to bring any business before the 2010 annual meeting of stockholders of the Company must give advance written notice to the Company of such business and of any proposal which such stockholder wishes to have included in the Company's proxy statement and on the Company's proxy card for such annual meeting. The notice must be sent to the Secretary of the Company at the principal executive office of the Company, must be received by the Secretary of the Company not later than December 11, 2009, and must contain certain information required by the bylaws of the Company. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in the Company's proxy statement a proposal with respect to a particular matter.

        The bylaws of the Company also provide that stockholder nominations of persons for election to the Board are subject to certain advance notice and informational requirements.

        Copies of the Company's bylaws are available to stockholders upon request made to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

        The bylaw requirements referred to above do not supersede the conditions and requirements established by the SEC for stockholder proposals to be included in the Company's proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        In some cases, only one copy of this Proxy Statement and the Company's Annual Report on SEC Form 10-K is being delivered to multiple stockholders who share an address, unless the Company has received contrary instructions from one or more of such stockholders. Upon written or oral request, the Company promptly will deliver a separate copy of this Proxy Statement and such Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. To request a separate delivery of such documents now or in the future, a stockholder may submit a written request to the Investor Relations Department of the Company at the address appearing on the first page of this Proxy Statement or may submit an oral request to such department at (303) 200-2000. Stockholders sharing an address who currently receive multiple copies of the Company's proxy statements or annual reports and who would rather receive only a single copy of either or both of such documents may request such delivery change by writing or calling the Investor Relations Department of the Company in the manner described above.

 ANNUAL REPORT AND FINANCIAL STATEMENTS

        The Company's 2008 Annual Report to stockholders, including financial statements, has accompanied the mailing of this proxy statement. The Annual Report does not constitute and should not be considered a part of this proxy solicitation material. The Company will provide without charge to each stockholder solicited, upon the written request of any such stockholder, a copy of its Annual Report on Form 10-K filed with the SEC, including the financial statements, exhibits, and schedules thereto, for the fiscal year ended December 31, 2008. Such written request should be directed to Investor Relations Department of the Company at the address appearing on the first page of this Proxy Statement or may submit an oral request to such department at (303) 200-2000.

By Order of the Board of Directors

Joseph T. Ruble Secretary

April 10, 2009

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN "STREET NAME", YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

<STOCK#> NNNNNNNNNNNNNNN C123456789 NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 123456 C0123456789 12345 NNNNNNN 0 2 1 2 2 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 010NQA 3 1 A V + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain 2. Ratification of appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for 2009. Change of Address — Please print new address below. 01 - Peter E. Kalan 02 - Frank V. Sica 03 - James A. Unruh 1. Election of Directors: For Withhold For Withhold For Withhold [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2009. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/csgs • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Peter E. Kalan and Joseph T. Ruble, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the “Corporation”) standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, at 8:00 a.m. (Central Time) on May 19, 2009, and at any adjournments thereof, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof. THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE OTHER MATTER SET FORTH ON THE REVERSE SIDE HEREOF. The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 19, 2009, the Proxy Statement of the Corporation for such Annual Meeting, and the 2008 Annual Report of the Corporation on SEC Form 10-K. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Items to be voted appear on reverse side.) . Proxy — CSG Systems International, Inc. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2009. The proxy statement and the Company’s annual report on Form 10-K are available at www.envisionreports.com/csgs. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]